EX 99.1

NOVEMBER 20, 2014 / 10:00PM GMT, ELGX - Endologix Inc Investor Meeting

CORPORATE PARTICIPANTS
John McDermott Endologix - Chairman and CEO
Robert Mitchell Endologix - President
Christopher Kwolek Massachusetts General Hospital - Chief of Vascular and Endovascular Surgery
Andrew Holden Endologix, Inc. - Consultant
Matt Thompson Endologix, Inc. - Consultant

CONFERENCE CALL PARTICIPANTS
Rick Wise Stifle - Analyst
Christopher Pasquale JP Morgan - Analyst
Joanne Wuensch BMO Capital Markets - Analyst
Stephen Whitman Oppenheimer - Analyst
Brooks West Piper Jaffray - Analyst
Matthew Keeler Credit Suisse - Analyst
Male
And it means that the time to do this procedure as we'll see is very predictable. So here you can see a case and there are two balloons expandable stent position below the renal arteries. These are deployed and then we fill the endobags and that seals the aneurysm and excludes it from (inaudible), very simple and quick. You can see that we started this particular procedure -- and we don't do this to try on time trial but we did take an interest that we could do is starting a procedure at 10 to 9 in the morning and we could be removing the device at

PRESENTATION

John McDermott - Endologix - Chairman and CEO

Oh, that works. OK. If I could get everybody's attention, we'll go ahead and get started. I could have my position speakers join us up here. Yes, come up here now, please.

Yes, we're going to get everybody up here and be a little bit more informal with the introductions but able to [click] through these presentations pretty quickly.

OK. So, welcome everybody. John McDermott, I know most of you, Chairman and CEO of Endologix. Today was important day for us here to this symposium. We had a lot of different presentations from the podium, a lot of good clinical data, a lot of good clinical content, a lot of discussions here at the meeting about Endologix, our products, our clinical evidence and our programs moving forward.

So, we thought while we're here rolling out this information, it would be a good opportunity to also provide some presentations from our collaborating physicians and give you most importantly a chance to ask any and all the questions you want to get clarity on the data and other things.

So, that's the purpose of tonight. Here's the agenda. So, first of all Bob Mitchell is going to kick us off and go through what we've characterized as unmet EVAR need kind of help characterize clinically speaking where the gaps are in EVAR therapy today. Then we switch the other a little bit, Dr. Kwolek is next going to talk about our LEOPARD clinical trial, then after that Professor Matt Thompson or excuse me Andrew Holden is then going to speak about the global registry data that was presented earlier this morning and then Professor Thompson after him we'll go through the use of Nellix in more complex AAAs. I'll come back on at the very end provide a little bit of an update on our current view of the marketplace competition and growth drivers moving into 2015.

So, that's the line-up. These are Safe Harbor Statements and before I hand it over to Bob, some of you who've had an opportunity to meet Bob but not all of you just a little quick introduction to Bob. When we acquired Nellix just about 3 years ago, Bob was the CEO of that Palo Alto Base startup and prior to that had spent some time at NGO Dynamics in a long and successful career cook medical where he was responsible for their endovascular graft business as well as many others.

So, Bob, has got a long, long history. The original idea was like a lot of these acquisitions is the - the CEO is involve with the integration and then goes on and does something else and candidly that was how we thought this is going to play out as well, but after working with Bob for the first year and I think Bob also come into the realization of just how big of an opportunity this could be was able to convince Bob to stay and become the president of the company.

So, Bob's responsibility at Endologix is he's responsible for global sales, global marketing and all clinical affairs, and it's actually a great collaboration and partnership and from a manager perspective, gives us a lot of depths and opportunity to scale the business because we have very ambitious growth expectation.

So, that's an introduction to Bob. So, Bob, if you want to jump up here, let's get this going.

Robert Mitchell - Endologix - President

Thanks, John. Yes, welcome. It's going to be an exciting evening for all of us. Are we going to be able to screen is OK?

John McDermott - Endologix - Chairman and CEO

No, we don't know.

Robert Mitchell - Endologix - President

OK. Well, I'll work through that, but it's definitely a distinguished opportunity for me to perceive this group surrounding me. This is a group of key top leaders in vascular therapy that are really second to none, and you're going to learn - you're going to get to know these guys pretty well but as John had mentioned, I'm going to help set the stage with kind of some details around how we feel as a company that there are still some unmet needs out there that we can definitely address.

Andrew is - Dr. Holden is going to be speaking to us after Dr. Kwolek as was mentioned. Andrew is involved early on with Nellix when it was Nellix and he stayed with us through all the thick and thin. He's been with us and it's been - it's been great and I think this could be really interesting for all of you to tap into his experience from the beginning dating back, you know, 5 years plus.

Matt will follow Andrew. Professor Thompson and his - he got involved early on with Nellix when I was - when John said they moved me - they basically vanished to Europe but Matt was one of the first persons that I got to know really well and he embraced the concept of Nellix really early on and since that time, he's done well over hundred cases himself and so it's going to be really exciting to hear from Matt.

But who, again, we'll start this is Chris Kwolek and he's the Chief of Vascular and Endovascular at the Mass General and he comes with a wealth of experience and interestingly enough, Chris involved early on with the concept of Nellix and this helped kind of what the design aspects of where it [sits] today and you have three gentlemen here that, again, are not only incredible thought leaders in the space but they have a vast history and experience with not only Nellix but also with Endologix. So, I'm really excited to have them present to us.

So, this is the reason - this is the reason why Endologix is here today. It's the reason we're all here today actually even for this meeting. We are singularly focused on the aorta, one vessel and that's kind of the unique proposition because as we look at it, there are underserved aneurysms much like this. If left untreated, it's actually a leading cause of death in America. And our probability to actually get one of these ourselves, it increases not only based on if you're male versus female. The basis on your age, if you smoke, hypertensive and host of other reasons, but it remains a significant issue for us to [very consider], a very interesting proposition from a business perspective as well.

I'd like the slide for a couple of reasons because as we look at it from a company, we look at it a little bit differently how the clinicians look at it as well because as you'll notice, these aneurysms are not all alike and they're kind of different and when they - when they think about how they're going to treat these aneurysms. They look at the characteristics that you see in front of them and then they'll choose based on those characteristics as which device is best suited for that patient.

We, as a company, when we look at this, we think about how can we design a device that actually fulfills and can address all of these anatomies as well. Now, I'm still very fortunate to have rubbed shoulders with some of the early pioneers in the [scene] of vascular space and to get to witness these fringe dwellers who actually made an impact and had changed these from a business perspective to where we are today. So, that started back in the early '50 to actually - is when this surgically placed fabric graft was placed open surgically and it was then and remained the gold standard for decades. It wasn't until the - actually the '80s - late '70s and '80s when these other thought leaders and these innovators started thinking about how can we do that but in a much more less invasive approach.

This is actually an image from some of those early devices. We, as an industry, learned a lot - tremendous from this devices what was good about them and what was bad about them and then we, again, innovated as an industry to where today it's left - with the revolution of EVAR devices. OK. And so it's been a real exciting place to be part of and to witness this. It's been interesting also to witness the penetration of EVAR versus open surgical to see that, and to me, that's been very personally gratifying because I've been involved from the beginning to watch this, but I share the slide, again to emphasize this wide variety in the aortic anatomy.

Devices are designed, they're tested for an application, we established IFUs [filled] applications and so when certain institutions come back and say, I'm - 90% of our devices are placed EVAR. I'm not sure that's a good thing or a bad thing and as we're kind of digest some of the data right now. You can choose for yourself. This paper has been referenced a couple of times this week. I know as it was - it was researched leading to publications much like this in circulation where they took a subset of 10,000 patients that have had EVAR, they analyzed their CTs and they came up with some interesting findings. I mean, number one, of those 10,000 CTs that were analyzed, it was between 31 and 50 - 58 of those [can the tell] patient where outside of IFU and that leads to kind of the - an interesting situation as you can see here 41% of the sacs enlarged because they were kind of perhaps of the IFU.

That was the argument of the paper and there's been a serious publications in podium presentations since then and this actually captures the critical [8] in my estimation that talks about those who studied and what is the secondary intervention for all EVAR all coming. As you can see and I can't, anyway, we're ranging from 16% to high of 13% to 26% is the reintervention with the [compilation] of these 4,000 plus patients.

Now, if we sub-analyze this data further and we look at this, it comes very apparent that two-thirds of these secondary interventions are [tethered] to what is known as endoleaks, all coming endoleaks. So, if you think about it, the intervention from these are all tethered to this thing called endoleaks, and I think most of you are familiar with endoleaks but it was - it might be helpful - get this [work shop]. So, it's helpful to kind of define what these endoleaks are just so everyone has their head around.

There's a Type I endoleak it's where basically sealing from the top, you would get a leak here or you would get a leak from the bottom. That's known as the Type I. As you can see in that cohort of patient, represented anywhere from 1% to 7% of those patients that required a secondary intervention. Type 2 is actually when you have a vessel [fitting] even though you've kind of excluded flow this way, you have an opportunity for blood to still enter the aneurysm sac and exit the aneurysm sac keeping the aneurysm viable, that's known as the Type II endoleak. And then Type III, with the 0% to 2% is basically when the limb separates one from another here you got a leak at this junction point. And then finally a Type IV is when you have porosity issues with a graft. And so these are all collectively what we classify with their respective percentages as endoleaks.

OK. So, in our estimation as a company, we're firmly of the opinion that endoleaks are not a good thing, OK, and we do agree that present day technology maybe doesn't effectively address endoleaks and just to show you the papers here that shows that, you know, the subsequent results of not treating aneurysms what happens. So, basically one of the biggest debates you're going to get, however, is the Type II endoleak situation. Again, Type II is the fitting of the aneurysm and in turn - input and an output of the aneurysm keeping the aneurysm viable.

Now, given the technology, the way that this is positioned presently is we say that perhaps most of these and they do, most of these Type II endoleaks resolve over time, OK. But there's a huge - oh, that's great, thanks. OK. Oh, I have to (inaudible)?

John McDermott - Endologix - Chairman and CEO

(Inaudible - microphone inaccessible).

Robert Mitchell - Endologix - President

OK.

John McDermott - Endologix - Chairman and CEO

(Inaudible - microphone inaccessible).

Robert Mitchell - Endologix - President

OK. Thanks. So, this is a situation, this Type II question, the podium is [weekly] debated a few times, it always is do Type II endoleaks matter? And you have - you have very passionate opinions on both sides of the street. We believe firmly that Type II endoleaks do matter and so as we think about those aneurysms back to that first slide that I showed you, we are trying to find devices that actually address not only Type I, not only Type III, not only Type IV endoleaks, but well is to trying to design products that address the type situation.

This could fun for you guys. This is one of the most interesting papers that I could come up with from Jean Pierre Becquemin in Paris and just to point to the fact that Type II endoleaks actually do matter because as we classify events resulting from endoleaks, you can put them in one of several buckets. The 4 that I'm focusing on right here is you don't want that the aneurysm sac to enlarge. Again, we've talked about - we've talked secondary interventions. You don't want the device to rupture and then, of course, to convert it to an open surgical repair.

So, these are the things we look and interestingly enough pointed from Dr. Becquemin that the Type II endoleaks the incidence of these events actually double once you have - we've lost it by the way, I guess - once you have a Type II endoleak. So, this is a really interesting data point. Now, again, as industry, I've been doing this for a while and one of the things that we try to do always, it's always better to get a lower profile system and that's - it always happens - it happens for the last 25 years that (inaudible) been in the space. Clinicians are always asking -- make it smaller, less traumatic to our patients.

I'm not sure based on this data that I have right here that that's always applicable in EVAR devices, OK. Because what this shows and it doesn't - it doesn't show very well here, but over a 5-year span, newer devices - the survivability of these newer generation devices worse than it was in the beginning. Now, this is not necessarily attributed to smaller devices, but you think about it, smaller devices will permit clinicians to go further and perhaps go where they maybe shouldn't be going. OK. But an interesting perspective I think which Andrew is going to share with us is some of these newer devices interestingly enough have a higher incidence of Type II endoleaks, OK? So, something very interesting to look at.

So, in conclusion, this has been a fascinating path that we've been on dating back way to the '50s and EVAR is an amazing alternative and it has really improved the lives of patients and served these clinicians very well over time. As Endologix, we believe that tonight we're going to show some alternative that might serve to address some of those unmet clinical needs. One of which is known as Nellix but when it start out with the AFX plan and we happened to have Chris Kwolek here with the - who's the national PI of the new study that we're doing known as LEOPARD. He's going to share with you why the AFX can also serve this unmet clinical needs from an endoleak perspective as well.

So, we probably want this work. Are you going to just go down there?

Christopher Kwolek - Massachusetts General Hospital - Chief of Vascular and Endovascular Surgery

No, no.

Robert Mitchell - Endologix - President

OK.

Christopher Kwolek - Massachusetts General Hospital - Chief of Vascular and Endovascular Surgery

We'll do the impromptu thing.

Robert Mitchell - Endologix - President

Yes.

Christopher Kwolek - Massachusetts General Hospital - Chief of Vascular and Endovascular Surgery

So, I'm Chris Kwolek. I'm a vascular surgeon at the Massachusetts General Hospital and I'm also the National PI of the LEOPARD [ground]. So, let me start with this. Bob did a fantastic job of setting this up. Although I've been in endo enthusiast since the beginning, I still perform a lot of open vascular surgery, and in fact our institutions specifically known for that and yet every single time, I discuss with the patient the need to treat their aneurysm. We're always presenting them with options and data.

Whether as a part of a clinical trial or standard of care and one of the things I tell every single aneurysm patient is there's no question in my mind that the upfront benefit, decreased mortality, decreased complication rate, less or no time in the ICU, shorter hospital length of stay have been proven over and over and over in numerous pivotal trials. And yet at the same time, I also tell these patients we know from our own institution and from other people's data that if I follow you out for the next 5, 7, 10 years, there is at least a 1 and 4 or 1 and 5 chance we will need to go back and reintervene.

So that has several important implications. One, that means they are committed to lifelong surveillance and follow-up whether that's a CAT scan, an MRI, an ultrasound, so has both cost implications and implications for the need to reintervention, the need for radiation, the need for dye all potential hazards. In addition, there's a cost implication for that and all of you are well aware of the concerns we have about cost effectiveness and the need for comparative effectiveness of data - compared to the effectiveness of data, and in fact, vascular surgery has been behind the times in this.

We're certainly moving in the right direction, but if you're talking about the coronary literature, you're talking about valve technology and numerous companies and numerous societies have done numerous trials looking at not only comparative effectiveness between devices and technology but also cost effectiveness. And so that's what we're proposing with the LEOPARD trial. This is the first ever proposed prospective randomized trial of commercially approved devices across a multitude of sites here in the United States and this is very different because we have all devices that are now approved, they've been proven to be efficacious and safe at least within the instructions for use, but as you'll see in a moment, a large number of our patients don't necessarily get treated within those parameters because we, as the treating clinicians, decide the risk benefit ratio is still high enough that we think EVAR has an advantage, but can we prove that and how we prove that with the highest level data, perspective, randomized data, and I will [argue] now.

So it was pointed out earlier EVAR is now 23 years old. Dr. Parodi, who is here, [he's also] presenting and talking and thinking of new innovations, was 1 of the early pioneers. Many of you know, there was also a physician in Russia who came up with this concept as well who does not get the same amount of credit, but these were very crude first general devices, a [palmar] stent at the top with just a fabric at the bottom and not even a distal attachment.

And we progressed to much more complex devices, more flexible, better profile, easier visibility, but nevertheless, we've sort of reached the peak or a plateau. As you can see, this could [mitigated] almost every major academic and most community hospitals where EVAR penetration is somewhere in that 70% to 80% range. But you hit that top by starting to treat patients who clearly are not within the FDA approved IFU and who may benefit from a different technology. In our institution at least where we still perform a lot of complex open repair, open repair for a complex aneurysm is still seen as a very viable goal or very viable alternative if you can achieve very low morbidity/mortality complication rates.

We also know that most of the prospective data that was performed for EVAR trials, the EVAR-1 trial, the DREAM trial, and the OVER trial which was in our [USVA] system are not over a decade old and physician experience, even the devices used are very different. And so we don't have any concurrent data that's comparative device to device with physicians choosing the best device that they think are appropriate for their patients. So there is clearly a need for concurrent data if there's nothing else. So as new technology comes along, we have something to be able to compare it to.

So what have we learned about EVAR so far? As I said, it's got a very low perioperative mortality. We don't have a sustained long-term mortality benefit. If any of you read any of these papers, you realize that there is a benefit over the first 2 to 3 years but then there was mortality curves cross. In order words, we prevent patients from dying from aneurysms but we don't prevent them from dying if they have all these other comorbidities.

There is really no consensus on cost effectiveness and these are older studies with old devices and none of these are in real world patients. As I said before, even in our institution, 1 of those papers that you'll see was from our institution saying that 40% of our patients treated after the devices were approved they are treated outside the IFU and we know that the complication rates significantly go with an increased number of parameters outside the IFU are used.

And as I said, here is the picture showing now what's happening in the U.S. with trends. The blue line is 1999 to 2003, the red line 2004 to 2008. This is not a technology curve per se. These are physicians becoming more comfortable with the procedure and starting to push the envelope. And as we do, the potential for more complication occurs. So we're still not there in terms of the answer.

As we said before, most of the data we have is now IDE and industry sponsored registries which once again are a good data source but it's not level 1 prospective, randomized data. And while they may be useful for generating hypothesis, again, many of these are just retrospective single centers or even multi center reviews. So, there is a need for us to do something more.

Even when you look at some of the more current randomized, perspective trials, trying to do head-to-head comparison, no one to date has been willing to do a head-to-head comparison between devices. And you can understand people have various advantages. They believe in their device. If you talk to every single industry representative, they all believe that they've got the best device. There is no question. But to date, no one has been willing to do that head to head, and cost might a little bit to do with it.

As we mentioned earlier, the economic pressures are rising. All of us at our institutions are looking to trying to standardize per case cost. All of us realized that the healthcare systems of the future we are going to be responsible not only for high quality patient outcomes, patient satisfaction, but also proving that what we do is the most cost effective way to treat our patients. And so there is a need for cost data and patient satisfaction data. That's becoming a routine part of our scoring system just like it is for any other service industry. Although our product, I would argue, is just a little bit more important. But comparative effectiveness stated doesn't exist right now. We need something to be able to drive these choices.

And so, again, I was very much skeptic when first approached about this study as many of my colleagues were. And yet when I sat down and thought about how we would set this up, how we could design a trial to really provide data that's going to be useful 5 years, 10 years down the road. I became convinced that participating in this and helping to design and lead this would be very important for what we do.

So this is the LEOPARD study. You've seen a few leopard ties. We won't go into that. But the point is, looking at EVAR outcome is primary analysis and randomized data, it's the first perspective trial to use real world patient population, and that's key because as I said before 40% of the case is that most of our institutions wouldn't fit into those pivotal trials and it's also the first head-to-head comparison.

And we're going to talk a little bit about the study design and how we set it up based on some unique aspects that we think that AFX device has but, again, we need to prove it. We are going to look at both outcomes and costs, which I think is critically important particularly not at 3 months or 6 months or a year but out to 5 years as well.

So I presume most of you in the audience are knowledgeable or know about the details of the AFX system, but let me just review a few brief things. The concept of this PTFE single wire form construct is that it's made to sit on the aortic bifurcation. So instead of a graft which sits at the renal or at the visceral segment and has mechanical forces carrying it down, it already sits on the bifurcation and then the second stent graft is - is there a pointer on this?

Male

Yes.

Christopher Kwolek - Massachusetts General Hospital - Chief of Vascular and Endovascular Surgery

Yes. Builds up. You have a fixation here. In addition, the PTFE construct is not fixed to the frame. So it has the ability to bill it out or push away and [as one] potentially give you more seal around this important areas at the top and the bottom that Bob talked to you about that lead to type I endoleaks and even the potential of those type II endoleaks are from little lumbar or mesenteric branches in the aneurysm sac. When we fix that with open surgery, we actually stitch those [shot]. The concept with this is you're going to get those to thrombosed either with coils or glue or in this case perhaps with the fabric [billing out] out and expanding and decreasing flowing of to decrease the rate of type II endoleaks. This is another concept that I personally am skeptical about, but I'm willing to test it and look at it from a randomized, perspective state -- standpoint.

Again, there is some data that Endologix is basing this on. There was a recent study presented by Dr. Arthurs, who I don't think is here tonight, but was a retrospective multicenter cohort 181 patients with a year follow, which is pretty reasonable. And at that point, what they found is up to 70% of their patients seem to have extra extension of that seal zone around the top of that proximal neck. And again, that's a benefit particularly in some of the complex anatomy patients. And so, what they found is they didn't have any type I of those proximal endoleaks and a very low rate even in what we would consider hostile or suboptimal necks and a very low overall type II rate. You saw on some of those studies the 20% or 30% type II rate. Again, I'm skeptical, but that's what I want to show or prove with this study.

So one of the other important things that we don't have in the EVAR literature is we've always had individual endpoints like mortality -- aneurysm-related mortality, secondary intervention, explantation, migration, but it's very hard with reasonable number of patients to show big differences. But what we do know is there are differences when you start combining these critical endpoints and many of you who have been in this industry are familiar with TAVR trials, coronary trials, even carotid stenting trials where we have primary endpoints that are a composite of several different events.

But the primary endpoint of this study is going to be a composite of all these aneurysm-related complications that we thing are important. And I said, some may be important at the time of implantation. Some may be important over the next 2 to 5 years as we're talking about secondary intervention and followup. We are also going to follow all of the usual primary and secondary parameters that you have reported and look at those individuals individually. But for the purposes of the power and the study design, this is our composite endpoint.

And again, these are some of the typical and this is not an exclusive list. These are just the typical things that we would look at such as aneurysm-related complications, mortality, endoleaks by type, secondary procedures, radiation exposure, the ability to perform this percutaneously, access complications, some of the other things that are very important to us as treating clinicians and maybe very important to our patients in terms of patient satisfaction because to date there's really not a lot that's been published about this, at least in the aneurysm literature.

And as you see in the slide earlier, I am a believer that all endoleaks are important and even the type IIs which many people think are benign are not always benign. We've had patients rupture with type II endoleaks. And what we know from our own series of well over a thousand aneurysm patients treated with EVAR is that if they have a persistent type II endoleak lasting more than 6 months there's a very high likelihood that they're going to have aneurysm sac expansion and growth. And while that may not be exactly the equivalent to [full] pressurization these can generate a significant amount of pressure and even the risk of embolization.

So what that means is that at the very least I'm more frequently surveying them with either CAT scan or MRI or Power Duplex, and I'm potentially giving them more dye and I'm potentially giving performing more interventions. And in the current fee-for-service system, that actually works out because I get paid for that. My institution gets paid for that. But in the future, with healthcare reform and fix sums, I think it's going to be a very, very different story, and I can imagine the day when someone from the government or from the payers is going to say -- Okay. Here is the pool of money. Take care of this aneurysm patient for 5 years. Don't come back until the 5 years is over.

So this is also where it's going. We are going to be responsible for the economic burden of treating of patients. And once again, we know that once you have an endoleak the cost of cumulative cost of surveillance, potential for re-intervention, and again, it may vary a little bit on type but it goes up significantly. So if we can eliminate all endoleaks, great. If we can eliminate most, fantastic. There are differences in terms of mortality difference but nevertheless I think they're all significant in their own way, both for patient satisfaction and for cost.

Now, from a study design standpoint, this is a prospective, randomized study. It's powered so that we're going to include 800 patients all-comers up to 80 sites maximum and the enrollment goal is over a year and a half. So that's a pretty aggressive goal and I'll be pleased if we can do that. These guys are chuckling in the back. They know that that's a pretty aggressive goal.

This is going to be a 5-year followup, and the intent is to enroll all 800 patients and follow them through 5 years. There will be an independent core lab and independent clinical events committee. We don't have to have a data safety moderating board since they're all FDA approved devices, but the point is this is going to be peer-reviewed independent data. And every single person -- I don't think we showed it -- but every single person on the advisory board, on the oversight committee, is committed to clean data providing useful information 5 years and 10 years down the road or we wouldn't be here. I wouldn't be here participating.

Now, in terms of its statistical analysis, I will be the first to admit I'm not a statistician. They're in the back of the room if you want to chat with them afterwards about the power calculations, but this is a two-staged hypothesis testing. The first is for a non-inferiority and the concept is once again AFX, which is based -- graft based sitting on the bifurcation building up against the other three major commercially-available devices that rely on infrarenal fixation. And the reason the other three devices were chosen is we want to make sure this is real world scenario but we also want to make sure that people have had extensive experience with all of these endografts in an FDA-approved setting. It also allows us to focus a little bit more in terms of volume on, you know, the highest -- the top 4 groups of enrollers.

So here is the power calculation. Once again, I'm not going to spend a lot of time on the far left side. This is the calculation for non-inferiority. You see we're easily powered to prove non-inferiority, and with the proposed difference in endoleak rates in that composite endpoint were actually effectively powered to show potentially a superiority. Once again, the trial needs to be done and we'll see what the data says.

Here is the slide I'm most excited about and I think this is what's going to drive people to enroll. I think it was just another clinical trial, another chance to implant devices every (inaudible). So why do I want to participate? Because we have the potential to get an economic substudy out of this to look at not only cost effectiveness just at the acute hospitalization but what happens in terms of re-intervention, surveillance, imaging, and cost over a 5-year period, and I think that would be very relevant. And then just as importantly, a patient-related outcome substudy looking at things like quality of life, how re-intervention, how surveillance impacts that, and how often do you need to do that. So I really think this is modern important data, our field and our specialty has been behind in performing this type of analysis, and I think this will provide us lots of data for us to write about and publish about too, and that's one of the other reasons that I'm personally here.

Here is the group on the steering committee. These are all people that I respect and know, Dr. Veith couldn't be here tonight. As you know, this is -- his meeting that he is running, but these are all people who have practiced and been involved in clinical trials, clinical trial design for many, many years across the United States. And for the moment, at least as far as I understand, this is a purely U.S. trial. So we do not have participants from outside the U.S. Sorry guys. At least we have one thing we can do that they don't get at.

So in summary, I do think there is a critical need for this level 1 evidence in a contemporary real world population. I think understanding treatment options and outcomes and the cost effectiveness is critically important. And I think one of the criticisms you'll hear out there is that this is not powered sufficiently to be able to show a difference. And I think certainly the non-inferiority and even the superiority construct can be met. Again, there is some pre-suppositions about differences and outcomes. And the way we're addressing that is as I said is a primary end it's a primary endpoint coming up with this composite event and then we will look at secondary events as well.

Thank you for your attention, and I'm happy to take any questions. In front.
QUESTION AND ANSWER

Rick Wise - Stifle - Analyst

Thank you. Rick Wise, Stifel. Dr. Kwolek, you described the LEOPARD trial as modern important data. It's important to emphasize the importance of level 1 data. I am curious. You sort of touched on it. What kind of reaction have you had from your peers? I mean it makes a lot of sense to me. But are they excited or are they cynical? And the second part of the question [separates] more commercial and just as now I'm following Endologix. Is this something that's going to be a halo effect for AFX use, for the company? What kind of reaction should we anticipate? Thank you.

Christopher Kwolek - Massachusetts General Hospital - Chief of Vascular and Endovascular Surgery

So I think -- great question. I'm giving it to the next person. Great questions in the sense that I think most vascular surgeons -- and all you have to do is talk to sales rep -- is most vascular surgeons by nature are very skeptical. We're data-driven beings. We like perspective, randomized data. We criticized our cardiology colleagues -- I apologize for those in the audience -- about them not wanting the data but yet they have many other trials that are much more data driven than we do at times.

And so I think there is a cautious skepticism, why another trial, why the need now, how is this different, how is this going to make a difference. And so, what I found is if it ends up being purely seen as an industry thing, yes, there is going to be the skepticism. I think the difference is when you talk to individuals one on one -- and again, we know and work together with lots of different colleagues -- that's when people start saying -- yes, that makes sense. Yes, this is the question.

Even at the lunch session today, we didn't have the chance to talk about the details but the randomization is set up so that you as a treating physician can randomize between AFX and which ever other device you're most comfortable with. So the key is we want you as the treating physician to be outstanding with both and truly to have clinical [echo voice] in you're mind that you think in your heart of hearts I can go to this patient, someone's neighbor, someone's friend, and say, -- hey, we're going to treat you within this aneurysm. We think that these are both effective.

What we're really trying to get is long term what is the most cost effective, what's going to be the best for you. We honestly don't know this, and we need this data going forward, will you be willing to participant. That's exactly how I would present it. If you can't -- if you don't feel that then I don't think you can participate in the perspective, randomized trial. So when you talk to the individual physicians, clinicians, investigators, I think everybody buys into it. When you first hear the study, people are like -- why? What's it all about? So I think the key is looking at the degree of statistical analysis, looking at the depth of what we're trying to find out.

Well, I think there's always an interest. I think whenever people try new devices some people will like it. They'll go -- yes. This is an -- this is different, but I like it or it's different but I don't like it. I think what it does is it gives us the ability to sort of compare two different things and maybe that opens your mind a little bit in terms of -- oh, well, I've always used this, but I' going to try something different. I think just as importantly -- and you'll hear in a moment from the two gentlemen behind me -- as we think about new technology down the road and where is this new endovascular sealing concept come in we all think, yes, that's phenomenal. It's an exciting prospect. I heard about this five years ago. But none of us have any idea about the long-term data and durability.

And so, this also provides us that sort of stepping stone to say -- here's the information. Here's the current dataset prospective, randomized performed in the U.S. by high quality sites. This is good for comparative effectiveness going forward. And I think people like myself and people like the other speakers on the podium and the steering committee all buy into that because most of us are here because we believe in not only the mission of treating our patients but moving science forward, moving the database forward, providing something better in the future.

Christopher Pasquale - JP Morgan - Analyst

Thanks. Chris Paquale, JP Morgan. Doctor, using the control arm here as variety of devices and the study is powered with modern power to show a difference now comes AFX versus controlled. What's the risk that you have some difference in performance between the comparator arms if you got money at the conclusion?

Christopher Kwolek - Massachusetts General Hospital - Chief of Vascular and Endovascular Surgery

Right. And that was -- that was sort of one of the debates in terms of this. And I'll turn it over to the statisticians if we need it, but I think I'm okay with this one. So when we set up the trial design initially, I asked for -- and if you guys would like to donate some more money, I can give you an even nicer trial. I may increase the cost by just a few million dollars, but nevertheless if I could have a perspective, randomized trial with large numbers of all devices across the board, that would be nice.

What we thought is the concept here really does make sense when you're treating at least with the current Endologix device with anatomic sealing on the bifurcation versus everything else that sits infrarenally. They all rely on outward radial strength, and you know, [hooks barbs] against that downward force. So at least for the parameters we're talking about, our hope was that we would have an equal mix of devices across the spectrum and operators that we would pull the data set so its anatomic fixation versus infrarenal fixation, you know, at the level of the visceral renal segment. But I think the way it's set up it gives us the best chance of getting data within the, you know, the cost parameters that we have.

Christopher Pasquale - JP Morgan - Analyst

How do you think about the cost effectiveness of EVAR at your institution versus open surgery? You guys do a lot of open surgery like you mentioned. The studies that compared those two procedures are now quite old. Is there a need for that dataset to be updated into something that's realistic?

Christopher Kwolek - Massachusetts General Hospital - Chief of Vascular and Endovascular Surgery

Absolutely. And so I can see it as a spinoff. Also going back at our institution and other institution saying -- hey, can we get a concurrent dataset for what it costs when we're treating patients with open aneurysm repair. And remember, the cost effectiveness data and then there is also the patient driven data. It's really hard to convince patients to get open operation these days when I can do two little percutaneous incisions and do a percutaneous EVAR.

John McDermott - Endologix - Chairman and CEO

Okay. One more question and then we'll move on to some of the other topics.

Brooks West - Piper Jaffray - Analyst

Brooks West with Piper Jaffray. I'll just ask one. Can you talk about the potential of this trial or other trial to influence post implant monitoring, whether it's eliminating post-implant monitoring or spacing it out a bit more and kind of your thoughts on economic benefit there?

Christopher Kwolek - Massachusetts General Hospital - Chief of Vascular and Endovascular Surgery

And again, the other speakers on the podium will have thoughts about this as well. We've already changed, at least in my current practice, when we first started EVAR trials, it was a CT at discharge, a CT in a month, CT at 6 months, CT at a year, and annually thereafter for the rest of the life. I think most of us if we're in the anatomy that we're happy, a device and a fixation that we're happy with, if they're good in a month, it will often go out to a year. We may be doing Power Duplex. We may be doing plain x-rays. Some of our patients we're kicking out even longer than that, but the one thing that we do know is at least with current devices, there still needs to be some lifelong followup. I'm curious from you guys standpoint what do you think about this?

Matt Thompson - Endologix, Inc. - Consultant

I think all the evidence at the moment suggests that there is a significant rates of late re-intervention out past 5 years. So we got to have to monitor people annually. Having said that, there is obviously increased interest across the world trying to define subsets of patients that may be offering some sort of personalized surveillance program. So somebody gets nothing. Somebody else actually may need accelerated surveillance.

And actually, the only way we could have defined that is by creating, you know, regression models really looking at preoperative factors -- intraoperative factors, the shape of the aneurysm, and probably the first postoperative scan. And actually, you're going to be able to device patient surveillance. So actually, with an 800 patient cohort, you probably will get some information there on which patients you may become less [in their burden] with surveillance.

Andrew Holden - Endologix, Inc. - Consultant

I agree entirely that (inaudible) is actually trying to (inaudible) pick the patient early on in the surveillance period based on the preprocedural morbidity, the procedure itself, and early postprocedure imaging to see if the patient that we know statistically are unlocky to go into problems. I don't that's -- but there's always going to be a group of patients that are going to need prolonged surveillance.

John McDermott - Endologix - Chairman and CEO

Okay. Good. Dr. Kwolek had to leave. He's got another commitment this evening. So I'm going to turn it over to Dr. Holden here.

Andrew Holden - Endologix, Inc. - Consultant

Thanks. Thanks very much. And I'll do the same as Chris (inaudible) challenged (inaudible) but it's a pleasure to introduce the EVAS Global Forward Registry. The registry we presented this morning as well. And just by way of background, I was [heavily] involved, as Bob and John mentioned, for a long time with Nellix, and in fact, we did our first case at Auckland Hospital in December 2008. So, we have over 5 year followup on some patients which is useful when we think of the durability.

And for a long time, I've been talking about the potential advantages of Nellix based on both the theoretical advantages and also based on our own experience at Auckland Hospital, but it's wonderful now to get some early large volume data to try and validate what we've all thought for a long time was really a major change in a paradigm shift in the management of infrarenal aneurysm.

So one of the problems that we've heard from Chris is that the reality is we are treating hostile aneurysm anatomies. And we know from well-published literature that if we broaden the horizon extending outside of instructions that you start treating hostile anatomies we pay a price in terms of a higher incidence of endoleaks and device migration and that results in a higher incidence of reintervention, a higher incident of late rupture, and a higher incidence of patient mortality. And Chris has already mentioned this comes with the major burden of ongoing surveillance with the financial cost and stress and the radiation and contrast.

And Nellix certainly is a paradigm shift. If you think about it -- and Chris mentioned this also -- open surgery involves opening the aneurysm, ligating the patent aortic side branches to prevent bleeding and the type II endoleak that was well explained by Bob and then closing the aneurysm once you sewn in a graft. Whereas all the other EVAR devices essentially don't address the aneurysm at all. What they essentially do is the address the attachment site, both proximally and distally, in the infrarenal neck and in the iliac arteries but Nellix is bery different and that it directly treat the entire aneurysm. And because of that, we have hoped that it would have a significantly lower rate of the major problems we see after EVAR that is endoleak of all types and device migration.

Now, you've probably already seen the basic Nellix device itself which is essentially a balloon expandable covered stent -- a chromium cobalt covered stent with ePTFE covering and a surrounding endobag. And really, the covered stent is purely to maintain a blood lumen from the aorta down into the iliac arteries. The endobag is what does the aneurysm sealing and that is filled with polymer as we seal the aneurysm. And of course, you need two of these devices to treat -- to reconstruct in a bifurcated way, two devices introduced from each groin, low profile sheaths. These are hydrophilic coated, very low profile, and very competitive with the others in the market, and then they hook up to a single operated console to do the procedure.

But I wanted to make a list of what -- really what I have from my own experience and what others have thought of the potential advantages of Nellix over every other EVAR device. And we'll start off with the procedural simplicity advantage. Really and particularly when you're treating these patients with instructions to use, it's a very simple procedure. So it's essentially positioning two stents below the renal arteries and above the iliac artery bifurcation deploying these stents and they normally cross as you can see and then filling the endobag to surround them.

And it means that the time to do this procedure as we'll see is very predictable. So here you can see a case and there are two balloons expandable stent position below the renal arteries. These are deployed and then we fill the endobags and that seals the aneurysm and excludes it from (inaudible), very simple and quick. You can see that we started this particular procedure -- and we don't do this to try on time trial but we did take an interest that we could do is starting a procedure at 10 to 9 in the morning and we could be removing the device at

15. And certainly as we'll see later, these are very short and reproducible time.

What you see with Nellix that you don't see with any other device is you see the aneurysm excluded. You see the aneurysm on the left side with the space and on the right side you can see that infected no space and that's because the aneurysm is excluded because there's no back filling of any side branches and if we look at this movie and you watch the movie, you see that the -- there is back filling to the side branches to a point here.

These are the lumbar arteries but then there's no back filling any further because you can't fill those because the aneurysm has been sealed. We just have a look at that again, so that's a very typical appearance of the Nellix and one that you can't get with any other device.

What about device being durable? Well as I said, we've now got good volumes of followup and big changes like neck (inaudible) that are now well beyond the year with a good number and we had got a -- got patients out to 5 years. As you can see, here's an example of a patient after 5 years and I'm happy to tell you they're all [above] that small patient cohort. We see no signal of any durability problem with this device.

But you can extend the applications that this device as well using Nellix because you're not requiring graft wall apposition to seal the aneurysm using this very compliant Endobag and there's one -- and there's one pathology or anatomy that's particularly attractive for infrarenal aneurysms and that is the conical neck, a good example of this image on the right hand side of the screen here.

So, a conical neck is by a definition a neck that's a narrow at the top and then wider at the bottom and the problem is that a standard graft that relies on graft wall apposition is just going to fall out of that neck. So what would normally do with conical neck? So you got open repair or a fenestrated repair. A very time consuming and more complex procedure but because the Endobag is a very compliant, we can treat the conical neck very readily with Nellix.

And this really is the real advantage and certainly we found conical neck so -- to be -- to be very effectively treated. As you can see here, look at those bulging conical neck. Any standard Endograft would just fall out of this aneurysm but the Endobag is so compliant it very readily fills this aneurysm without any problems.

Here's another nice example of how compliant the Endobags are. You'll see this aneurysm, a bulging conical neck and then a big ulcerated area and the Endobag at this time filled with some dilute contrast, so we can see what it's doing, is filling all the nooks and crannies of this aneurysm and providing a seal, something that standard Endograft that don't treat the aneurysm wouldn't do.

Because the Endobag is also very securely attached to the top of the stent and we know exactly where the Endobag is attached, we can start treating shorter and shorter neck aneurysms and as you'll see in the global registry there has been a significant cohort of patients successfully treated with neck lengths well below the instructions for use at 10 mm.

One other interesting applications is in fact in the iliac artery and we've used Nellix, really, there's about 15% to 20% of patients who has an abdominal aortic aneurysm also have iliac artery aneurysm. In that situation, we either have to embolize the hypogastric artery or use an expensive iliac branch device.

But with Nellix because we can pick exactly the length of device we need, the Endobag can seal not only the abdominal aortic aneurysm but also the iliac artery aneurysm and then in a very simple way to maintain hypogastric artery perfusion. And I think one tremendous opportunity for Nellix is actually in the ageing population, that group of patients that have a very short common iliac artery.

And believe me, that's very common in the ageing population. In fact many EVAR practices in places like Korea, Japan, China often embolized routinely 60% or 70% of the hypogastric artery in order to perform EVAR but with Nellix. Because of the predictability of the Endobag, we can treat these very short common iliac artery and the potential of this device in that market I think is very exciting.

Advanced applications, I know Professor Matt Thompson is going to -- going to discuss it, so I'll leave Matt to carry on with discussing this kind of advanced applications. But we're going to get unto to the EVAS Global Forward Registry and it's a pleasure to be able to present some of the early information from this registry.

The baseline patient demographics, there's nothing particularly interesting in that or different from any other EVAS study likewise the risk factors and medical history are also not particularly different. You can see that and I'm hoping the slide, there will be a slide in a minute, that breakdowns the cohorts here, but you can see that in the different cohorts the patient -- the patients who are severely, the anatomy was more severe, they were higher instance of smoking. Apart from that, these patients are otherwise unremarkable.

It is a pleasure to join Matt Thompson as principal investigators in this registry. It's 300 patients, 30 centers and this registry just like Nellix being a different device to any other EVAR device, this registry is different to any other registry. In that, there is no prospect of screening and it means that this truly represent real-world experience. There were cohorts of patients that had never been included in other registry. Independent core lab analysis of the CT scan and also an independent adverse events adjudication.

Enrollment was very, very quick, in fact it was completed in September of this year over a period of just 10 months and we're going to present data with a mean followup of around six months. Some of the patients have not been followed just over a year.

And this is really what the unique thing is the lack of prospective screening has allowed us to do. This is a really the important point of differentiation. It means that we've been to create a number of patient cohort and let's go into that in a little bit more detail.

Around two-thirds of the patients are in cohort 1, that is the patient who were treated with an instruction to use. So, they got an infrarenal neck length of more than 10 mm and they got an infrarenal neck angulation of less than 60 degrees. A similar cohort to every other registry.

For this cohort 2, short neck aneurysm or more extreme infrarenal neck angulation and these patients are outside of IFU for any current device. Cohort 3, even more aggressive, essentially no neck or extreme angulation and these patients include patients that could only get a seal by using a modified Nellix repair with chimneys for the renals or mesenteric arteries.

And finally cohort 4, patients who presented with a ruptured aneurysm or had an existing failed EVAR device that required a secondary repair. So, this is a unique design because of the lack of prospect of screening. This slide just reinforces how different this registry is in terms of being real-world and taking on much more challenging anatomy by comparing it to the other major registry.

The ENGAGE Registry for the Endurant graft and the GREAT Registry for the Gore C3 graft and look at the difference in terms of the incidence of a very short infrarenal neck or the incidence of severe neck angulation, the incidence of requiring a chimney repair or taking on ruptures, a dramatic difference here in the EVAS Global Registry to any other published registry.

In keeping with the fact that these were real world lesions, the average aneurysm diameter 60 mm is also much greater than any other registry and these are big aneurysms as you'd expect. The neck length short obviously in cohort 2 and 3 exactly as we described in the design of those cohorts.

Now I mentioned earlier that the procedure time in Nellix and I show the case of a very short procedure time. It's true that the procedure time is very satisfactory but I want you to focus is the range of time not only in procedure time but fluoroscopy time across the cohort. One of the key things about Nellix is the flexibility of procedure time.

So, the longest procedure was under 2 hours. That's extremely long -- that's extremely short. The key thing is procedure time is very predictable and that's an important thing for the physician that undertaking these procedures.

The major adverse events of these rates inside and outside, 30-day. These are non-device related major adverse event rates and really they're very low and it's a kind of number that you would expect with any EVAR trial.

Now let's discuss the endoleaks at 30 days. Now these are -- the, we're really looking for a very low endoleak rate if we believe what we hope for in Nellix and certainly this is not let us down. At 30 days, the endoleak rate in all patients was 0.7%, one type IA endoleak and staggeringly, remember type II endoleak rate and most of the device is 15% to 20%, some 25%, 30% type II endoleak rate of 0.3%, a small type II endoleak that was incidentally noted.

If we have a look at the endoleak rate after 30 days, so these are not only the endoleaks that we've seen at 300 days carried on but the ones that subsequently occurred. Now remember there was one type IA. There was another one, so there were 2 type IA endoleaks 0.7% and still the same type II endoleak was the only one that was seen.

And if we have a look at this very interesting comparison of overall endoleaks and I think it's very valid to consider overall endoleaks as Chris was mentioning. It suits a number of companies I guess to say, look we don't think type II endoleaks matter but we know that there is a significant proportion of type II endoleaks that have a much more malignant behavior.

Patients with endoleaks are often assigned as type II but they maybe occult type I or type III and they certainly, if nothing else, mean that patients have much more surveillance and a reintervention rate. So, it is very valid to look at the total endoleak rate of devices.

And you can see this registry, a total endoleak rate of 1 month -- at 6 months of 1% represents a paradigm shift when compared for the other devices available.

Now what about reinterventions, it's important to go through this. There were actually several transient reintervention for endoleaks within 30 days. These were considered to be really in some ways learning curve procedures. There was also limb occlusion. All very low percentages. You can see the reintervention rates here in total inside 30 days, 3.7% to put that in perspective (inaudible) ENGAGE Registry, the reintervention rate is around about 5%.

So the reintervention rate, even given the fact that we're taking on a much more challenging anatomy was certainly competitive to other devices but I think what we're going to see differentiating from this and as Matt mentioned reinterventions carry on with standard EVAR devices because of endoleaks and device migration. So if that [kind happened], we expect the longer term reintervetion rate to be lower, considerably lower. And in fact, we haven't been let down by this. You can see a very low longer term reintervention rate of 1.2%.

So in conclusion, I'm certainly very encouraged by these results of as I've explained the different type of registry, a real-work registry. It certainly underscores the importance of being well-trained in this device and applying best practice but particularly the low rates of endoleak and reintervention across multiple cohorts is very impressive and rewarding. Thanks very much.

Thanks. What we're going to do because we both doing Nellix talks and Professor Matt Thompson is going to carry on and I think we'll take some questions after that.

Matt Thompson - Endologix, Inc. - Consultant

OK. Good evening everyone, so my name is Matt Thompson. I'm a vascular surgeon from London and very soon I'll have my slide. So basically, I'm going to try and address the more complex end of the infrarenal, juxtarenal market, make some comments about what we currently have available to treat these more difficult patients and then show you really a very preliminary experience of what we've been using Nellix for.

So if you're a vascular surgeon, this is a sort of nice aneurysm to treat and these are the sort aneurysms that you see in the pivotal trials and most of the trials that I used in the FDA trials but sadly, real-world anatomy is very different to that. So, what I'm going to talk about today is a little bit about how we manage patients with more complex (inaudible) morphology and also how might manage patients who have got failed endovascular bifurcated graft.

So, juxtarenal aneurysms, pararenal aneurysm, supraprenal aneurysms are difficult because the terminology is not very good but essentially there are a cohort of patients who have aneurysms that involve the visceral segment. So, the segments of the aorta that encroaches on the renal arteries and then the mesenteric arteries that supply blood to the gastric (inaudible).

And these are challenging because you don't have much normal aorta if any below the renal arteries on which to anchor a standard prosthesis and if you go any higher than the renal arteries, you got to start thinking about how you revascularized the renal arteries and the mesenteric arteries. And what that leads to is an increased complexity of procedure that then translates into higher rates of mortality and morbidity.

So Chris Kwolek earlier on today, stated that he is in a very good center and they do lots of complex repair and they get relatively good results. But if you look at community series or national series, if you look at patients who got juxtarenal aneurysms, their mortality rates are in the order of 10%.

If you treat them by an endovascular procedure and I just outlined what we have available to us at the moment, you got a very complex procedure often could only be done in the more specialized sensors. And again, the results are worse than standard infrarenal procedures.

The other thing that I might just make a point on is when anyone is talking to you about complex aneurysms, you need to try and find out what the denominator is because it's all very well saying we got a series of a hundred patients with complex endovascular repair and they got good results, what really matters however is what's your applicability rates with your technique.

Because actually if you're turning down 75% of patients because they're too tricky to treat, then your mortality rate looks very different. And I think John probably will say something about the potential size of the market in this juxtarenal arena a little bit later on. Probably John is (inaudible).

OK, the other bit that I just want to talk about actually maybe a very rapidly expanding market. So, we've spoken about endovascular aneurysm repair and in reality, that's become the dominant methodology of repairing aneurysm over the last couple of decades.

And I think most countries were now report sort of 60% to 80% endovascular solution for patients with infrarenal aneurysms. And what that means is we're getting an expanding population of patients who had endovascular repair and those that remained alive or getting out for 8 to 10 years, and actually that time that you start to hit relatively high complication rates.

So, I think proximal revisions for endoleaks, a standard bifurcated graft is going to become an increasing part of most vascular surgeon's practice. And actually these are pretty often the most difficult of all endovascular procedures because you got to deal with the aneurysm, you have to deal with the endoleak usually around the visceral segments somewhere near the top of the previous endosvacular graft and you got to negotiate around all the metal work and (inaudible) that's often in these patients. And I think this is going to be a rapidly important market.

OK, so I'll just tell what we do (inaudible) of practice because I think this will be pretty similar, the most complex tertiary unit is probably pretty similar to Andrew's and it gives you an idea of where we perhaps need to focus our efforts in finding endovascular solutions. In my unit, we'll do just over 200 endovascular procedures.

We'll probably do about 40 to 50 thoracic procedures but 80 of those 200 would be at the complex end now. They're going to be juxtarenal, pararenal aneurysms that we're treating with fenestrated or bifurcated graft, probably about 40 endovascular revision.

Some of those will be straightforward, there will be iliacs but a lot of those would be proximally. And we'll do probably about 100 infrarenal cases a year of which I think probably 40% would be on IFU for bifurcated graft, and I'm going to tell you a little bit about how we'd been using Nellix later on. We're at about 140 procedures now.

So just to give you an example of I think how people's practice is changing. This current graph shows you the percentage of patients that were treated in my institution in London at 2-time period, 2003 to 2010 and then in the last couple of years. And it's just a broad indication of how many patients we're seeing that are IFU, the current graft and you can see that our practice is being changing over the last decade and we're getting less patients who are suitable for treatment with bifurcated graft on IFU. We're seeing an increased complexity of aneurysms and I think this just represents changing demographics as well as the fact that we do have more solutions to offer patients these days with more complex aneurysm.

OK, so first up I'm just going to talk about the treatment of aneursyms that encroach on the visceral segment and just go through really the options that we have available to us to treat these patients. So custom-made and off the shelf fenestrated graft. We're going to talk a little bit about parallel graft or chimneys. I'm going to talk a little bit about the use of infrarenal grafts of IFU and then I'll come to the Nellix solutions.

So, I guess most you will be familiar with this technology and certain in Europe, we had access to bifurcated and fenestrated graft for over a decade and the dominant manufacturer here and what we reduce is standard Cook grafts. And these really for most (inaudible) would be the default option for the treatment of patients with complex paravisceral aneurysms at the moment.

And the procedures are technically challenging and you see a patient, you got a CT scan, you have a graft manufactured. It has a variable number of fenestration that you then need to implant, lined up the holes for the renals and the mesenteric and stent them. It's a very good procedure but there are some downsides as there with all techniques with paravisceral aneurysms.

There's a big turn down rate for patients in terms of applicability because there are manufacturing constraints to custom made fenestrated graft and actually if you get any angulation up in the renal aorta, very difficult to manufacture graft because you don't really know whether the holes are going to line up. So, there is a turn down rate to these custom made grafts and obviously they're manufactured individually, so there is a delay to treatment.

What we all really want of course is an off the shelf fenestrated solution that fits a large proportion of patients anatomies but if you try and do that, you will end up treating a lower proportion of patients than with custom made fenestrated grafts and because the fenestrations aren't made specifically for individual patient anatomy, these procedures are really very technically demanding when compared to custom made grafts. And you sort of need to trade off really the immediate availability of these grafts against technical difficulty and the durability because undoubtedly there will be some renal events with these sorts of off the shelf solutions.

Finally before we come to the parallel graft solutions, we got the use of infrarenal grafts with complex aneurysm. So as you heard Chris say earlier, there's about 40% to 50% of patients who are treated off IFU but actually if you treat patients outside of IFU, there will be a price to pay in terms of durability and subsequent reintervention. So, this is a graft for my institution that demonstrates two groups of patients. Those who are within IFU, those who are without IFU and you can see that the freedom from reintervention rate of 5 years is only 30% in the patients who are treating a long way out of IFU.

So if you take that option, you're going to be reintervening on the patient and Andrew addressed a little bit the place of stand-alone Nellix in these difficult short neck and that certainly may be one solution to these problems. Clearly, we're going to get a good idea from that second cohort in the global registry of how stand alone Nellix is going to perform.

So, what I'll concentrate on for the next few moments is the use of parallel grafts for the treatment of complex aneurysms. So essentially, this is using a kit that we have routinely on the shelf for most vascular labs and it's the use of covered visceral stent to implant in the renal arteries and the mesenteric arteries to extend the ceilings [owned] proximally.

Now the good news about this is, it is pretty much universally applicable. The downside is it's a non costume made solution. You have to cross the aortic arch and the real big issue is whether any of these parallel grafts are going to be durable because what you're essentially trying to do is to create a seal between two circles and you've got differential movement between the renal arteries, the stents and the aorta and the problem with chimney grafts is this issue called gutters where you get flow of blood between the parallel graft and the main bifurcated graft and it's this sort of area here that we look at where you get blood flow between the stents that continue to pressurize the aneurysm sac.

And that's if you like an inevitable consequence of trying to get a seal between two circles. So what about the use of Nellix in this particular technology, well this is theoretically attractive and I think (Antra) has this slide in his presentation as well because if we're using the filling Endobag type technology what you might envisage is that if you implant parallel grafts or chimney graft in the renal arteries or the mesenteric, you should then be able to fill the space between that graft and the aortic wall with a polymer filled Endobag and what you will do is essentially make that whole portion of the aorta completely rigid and you shouldn't get relative motion between the chimney stents and the Nellix stent and the hope is this will give you a more durable solution.

What does that look like, well, I'll just show you a couple of cases cause the appearances are unusual. So this is a patient who's got a infrarenal aneurysm but they've got a very low right renal artery and if treatment this patient normally you'll end up sacrificing their right kidney. What you can do is place a covered stent in the right renal artery and that's the graft on the left of your picture.

You then inflate that stent, inflate two Nellix stents by its side and fill the Endobag and you hope that you're going to fill the whole segment of that aorta with a polymer filled Endobag and actually this is the sort of appearance afterwards, you've got three stents lined out, one going to the renal arteries, two into the aneurysm and actually you end up with a very nice seal in this sort of reconstruction.

You can end up with a more complex parallel graft solutions. Actually, this is the aneurysm I showed you earlier or in one of the introduction slides but you can treat it essentially the same way. You put covered stents into the two renal arteries of the mesenteric artery. You then put Nellix Endograft up along side those fill the whole space with the polymer bag and you end up with an aneurysm that is excluded.

I'll show you this rather unusual slide just because, I'll come over here it's as most of you are this side. You can actually see that the Endobags here are actually filling the space between the parallel stents really nicely and once we don't have any particularly convincing longterm data on these chimneys, the postoperative appearances are really quite encouraging.

So what about evidence? Well we go from the sort of sublime to the ridiculous so (Andrew) presented to you the 300 cases from the global registry. I can give you two series of about 15 because we are in the infancy of this technology so these data from the chimney patients who have been in the global registry 17 patients, and we're early on in our experience so nine just one chimney, four have had two parallel stents, decent sized aneurysms with a mean of 66 mm and in terms of clinical outcomes, there's been one conversion early on in experience in this was a device related issue.

One reintervention for an early endo leak and no endo leaks after that median followup of six months. I'll give you some data because actually one of the interesting features of Nellix is this procedure reproducibility. The average time for doing those chimney grafts in the global registry, it was 135 minutes.

If you compare that to a standard infrarenal Nellix, again from the global registry that was 98 minutes and actually for complex reconstructions this is pretty low procedure time in the biggest cohort of fenestrated grafts which actually was written from the UK, the average procedure for the treatment of juxtarenal aneurysm was 271 minutes so you're reducing your operative time here.

Relatively early in our experience and I think that's quite encouraging. In terms of our experience, we've got 19 patients who we've treated with these sort of complex juxtarenal parallel solutions. These have all been cases that we've deemed unsuitable for open repair for a custom-made fenestrated graft or an infrarenal graft of (INAUDIBLE).

You know as we get more experience, we're starting to expand our complexity so 11 single, 5 double, 3 triple chimneys, all procedures technically successful and our stents are all patent but you can see some of the issues that you get with complex reconstructions. We've had two TIAs from embolization crossing the aortic arch.

We've had one patient who has had a limb occlusion and we've had one late type 1 endo leak that we treated with onyx embolization so encouraging results but very, very early in the evolution of this technology. So just for the last couple of minutes, I'm going to talk about revision of failing Endograft.

I think this is going to be a big market for endovascular technologies in the future because we're getting such a big patient population now with long term established endovascular grafts. The revision of these grafts has always been difficult because you've got to work within a standard bifurcated graft and you get very little room to work in because there's not much room between the renal arteries and where the endovascular bifurcated graft splits.

The use of two or even one single Nellix stent does offer some flexibility in relining these grafts and if you want to move your seals or not, you can combine them with parallel grafts. So this is a relatively straight forward intervention. This is a patient who has got a type 3 endo leak fabric tear almost certainly in the front of the bifurcated graft. That used to be quite difficult to treat because you've got to try and fit a bifurcated graft inside a bifurcated graft and you can get tangled up on the flow divider just putting a single Nellix up either side and relining is a much more technically straight forward procedure.

Slightly more controversial, be the use of the Nellix to fix the type 1 endo leak. Traditionally, this is difficult because you've got to extend your seal and fixation eye. It's difficult cause you have a constrained space to work in and I think you can use Nellix in some of these situations but by no means or.

You've got to be certain what the endo leak is caused by. If you don't have fixation from the failing bifurcated graft then Nellix is unlikely to be affected because you're not going to get fixation within the bifurcated Endograft. When there is a loss of seal actually, it's an attractive solution because you can inflate the Endobag over the hole that is creating the endo leak and just one example of that, this is a patient who is actually had an emergency eval for a ruptured aneurysm and has got a post area type 1 endo leak which in a ruptured situation is a bad look being treated with two renal chimneys and extension of the seals on higher up using two Nellix grafts.

So just to sum up then, complex aneurysm repair and Nellix, it's a pretty attractive solution although we've got really limited short term data at the moment and I think the applicability of using Nellix with or without chimneys in complex morphologies is going to be really high as we've seen with previous chimney grafts and I think there is some early clinical promise that the use of this technology may allow us to deal with the issues that affect what we currently have available and that is time to therapy for the custom-made grafts, applicability to fenestrated and branch graft which is certainly not universal.

And perhaps some of the durability issues that affect chimney grafts performed with bifurcated grafts. Certainly the early clinical results are encouraging although we probably need to do some bench testing to actually look at the promise of this polymer fill around the visceral aorta and actually in the future, you'll see something like this which will be a polymer based branch graft but that really is on the drawing board at the moment. Thanks very much.

John McDermott - Endologix - Chairman and CEO

Thank you, Matt. I'm going to go pretty quick because I want to be sensitive to your time and I know you've got questions for the doctors. So what I'll try to do is buzz through my slides pretty quickly so that there is time and try to take some of this clinical information put it into context of market sizes, opportunity and touch on competition and then we'll open it up to questions.

So, this is not a new slide but it is an important one to put in context for the clinical information, two-thirds of the diagnosed aneurysms fall into that neck length of 10 mm or greater. Professor Thompson was just talking about these complex anatomies, that the remaining one-third. So you've got roughly a third of the patients that get diagnosed fall over here. Put number on these, these are updated numbers above what we have had available previously.

So we currently estimate that the traditional market is worth a little over $1.2 billion as you can see the blue pie represents 4 percent compounded annual growth rate. By the way, that's global so that's all markets.

I would say that the US is maybe one or two ticks below that. I think as was pointed out earlier, in those markets that are highly penetrated like the US which I would say is probably 80 plus percent penetrated where we get a little higher CAGER outside the US so we still have some markets that aren't fully penetrated but are getting highly penetrated then when you shift up into the green, that $360 million estimate, that's got about a two times compounded annual growth rate.

It is less penetrated as you can see less than 30 percent penetrated and consists of several parts. These are important, because this - you know a lot of people have been asking questions about, gees, is the market getting too penetrated? Is there much market growth? This is where I see a significant market growth opportunity moving forward.

So this is a breakdown of the components of the complex market. You can see FEVAR, that's what fenestrated EVAR, OK as pointed out, that's predominantly cook. Also EVAR plus snorkels or as Professor Thompson referred to them as parallel grafts snorkels and parallels are used interchangeably so that's where they'll go up with one of the currently available devices and they'll snorkel because either a FEVAR device they can't wait for or the anatomy is not suitable so that's another option and then EVAR off label, that would be more of an option for anatomies with short necks.

So where you've got a patient with a short neck and there's a fair amount of these patients that are treated off label because there really aren't good options but what's important here is that over 70 percent of the complex market's unpenetrated so again, I think that's where the market growth is primarily going to come from in the years ahead.

If you look at both of these market segments full penetrated, you get well over $ 3 billion market opportunity. I'm not going to sit here and tell you that these segments are both going to be 100 percent penetrated but even if we said let's take off a billion just to be safe. We're going to deal with a $2 billion opportunity so for us, you know plus or minus $150 million run rate exiting this year, you know we've got a hell of an opportunity in front of us so we're very excited about it.

Even though the market is a little penetrated on the traditional side, there's a lot of runway for this company. This has been touched on a little bit, I'll just mention it briefly in terms of EVAR and EVAS, the way we see this market segmenting is when Nellix is widely available, starting to get an early look at this in Europe. We think that there will be you know good level of adoption and then there will be some remaining segment of the market that is EVAR.

And the question is well how will people decide of the remaining segment of the market where EVAR is to make a decision about which device to use? Well, that's where LEOPARD comes in. So we've got a you know, we've got the only EVAS solution and for those physicians who still choose to use EVAR to treat their patients, we'll provide them with a - only really level 1 clinical data to help make those choices.

So that's the rationale for LEOPARD and the other thing that Dr. (Qualeg) did mention, it also gives us the largest prospective randomized dataset in EVAR on which we can compare to future EVAS clinical results. So we'll be uniquely positioned to have the dataset to compare EVAR to EVAS moving forward.

One other thing I'd point out is were clearly the only with EVAS. We're also - our EVAR platform is uniquely differentiated and I'm not going to spend time on that tonight cause most of you are already through that but we're - in addition to being differentiated in EVAR, we're also the only company with both.

So we get to straddle this market with two competitive platforms in the entire market, nobody else is positioned that way so I like our set up. I'm not going to go into this in detail. You already know a lot about this. We've touched on this tonight. This is important. Many of you have been asking and looking forward to an update on Ventana, what's the status?

You know we talked about it a year ago and said, listen we need more time to figure out what we're going to do with this, based upon what we've seen so far both in the registry and outside of the registry with physicians using Nellix with snorkels, this seems like a very promising option. Now, as Professor Thompson mentioned, its still early but it's extremely encouraging and in fact what we've seen is you can treat many, many more patients with this solution than we could have ever treated with Ventana.

So our decision is to not move forward with Ventana. We are going to do two things, we're going to continue to invest and do clinical research with Nellix plus snorkels or Nellix with parallel grafts. We'll continue those clinical activities in 2015 concurrently, we will be developing a new, what we'll call a paravisceral solution, which you saw an illustration of just a minute ago so, we think that Nellix with snorkels could be a very good option for two branches but we need a four branch system if we're going to completely treat all of that remaining one-third of the patients with complex anatomies.

So we will develop a four-branch system and we think that should be EVAS based because it's really the only technology that fully stabilizes the aorta and we know movement is really the big problem as you move your way up the aorta and you run into needing to stabilize these branches. So that's our plan for the complex segment.

In terms of product pipeline, I'll go through this quickly, in North America AFX3 by the end of this next year and we still expect Nellix, you know that we enrolled the clinical trial that was announced this week, I called this, that's the Nellix symbol.

The number 2 is right now the device we're selling in Europe is our first generation Nellix. The device we filed with [PMA-4] will be an improved version so we'll call that Nellix2. That's the device we expect to get approved by the end of 2016.

Then in Europe early next year, we'll introduce VELA, our aortic extension. We haven't even launched that yet in Europe. We've been busy with other stuff.

By the end of next year, we'll introduce Nellix2 into Europe and then AFX3, which is our new delivery system for AFX will come in 2016 in Europe. We'll be busy launching Nellix, the new version of Nellix next year.

In Latin America, we've got a lot going on there as well. As you can see, the first generation Nellix will start to do some limited market introduction activities in 2015 together with rolling out VELA, launch AFX3 in 2016 and then in 2017 start to introduce Nellix2.

Japan, AFX is scheduled for the second half of next year, a year after that AFX3 and the year after that Nellix2. Asia Pacific, as you can see, we're going to start some limited market activities. These are the smaller Asia markets this coming year and then expect to roll out Nellix2 in 2016.

I don't have China on here right now because we've got kind of an interesting innovation pathway that we're exploring there and how that ferrets out over the next year will determine whether we're on this chart or just off this chart so I'm going to need a little bit of time, but as you heard Asia is a big opportunity for the Nellix technology in particular because the patients tend to have shorter common iliac so.

This is how the product portfolio stacks up. We've got AFX to treat the traditional segment. Nellix can treat that segment as well as get up and into the complex segment. You saw that today.

So the registry data includes about that percentage of patients that were coming from the highly complex segment and then for everything else we expect to be able to use Nellix with Snorkels as well as the new Paravisceral EVAS Program that's in development.

Here's the clinical programs, EVAS 4 the registry, we've -- we talked about that. That's enrolled. You saw that data -- the six months' data. As you go across the top, you will see how that data ages over the next few years. I get asked a lot, you know, what will be the time points for the different followup periods for Nellix.

You should expect us in 2016 to add what we call Phase 2 to the registry. The reason that we're going to add a second phase is because we'll have a newer generation that's Nellix2 that I'm referring to. We'll have that introduced by the end of 2015 and we'll start gathering more registry data on that in 2016 so you can see how that registry data unfolds.

The IDE, which is enrolled, as you know, we will also start continued access. We actually just received FDA approval of that today so that's good news. We'll probably we estimate we'll enroll about 200 patients in 2015 and so if you put all these patients together by the end of 15, we'll have, you know, between 0 and 1 year data on about 700 patients and you can see how the data builds about 900 patients in [our ages].

So the good news, very different situation for the launch of Nellix in the United States. We've been in Europe kind of building the team while concurrently in a limited market introduction with no data. I mean literally the European sales and marketing team got data today.

If you think about it, they had little bits of anecdotes, little single experience center kind of work. Today is the first day they're really getting any data to go out and interact with customers in a more meaningful way.

When we introduce Nellix in the United States, you're going to have a team of probably over a hundred extremely well-trained experienced EVAR specialists and a good bit of clinical data to go with it so I think this is going to be a different kind of launch in the United States.

And then we just talked about this in terms of LEOPARD so this all ties together. We think clinical evidence is going to be a really important part of how people make decisions in the future.

Here's our growth initiatives for next year. Excuse me. So in North America, we've got some very good and recent AFX clinical data that we're going to continue to promote over the course of this year. The Nellix Continued Access Protocol, which again was approved today.

The launch of AFX3 that will be in the latter part of the year so that will be a full-year benefit in 2016, but we should get a little bump out of that in the latter part of the year. PVAR, we'll continue those programs. Those have been very effective for us.

LEOPARD, it was a good question -- What's the commercial impact of LEOPARD if you're going to enroll 800 patients, you're only going to get 400 AFX graft does that really make any sense? Well 2 things, we're not just doing it for the sales, OK that's obvious, but I will tell you that by having a presence in 80 different high-volume EVAR centers around the United States, there will be selling opportunities. There will be opportunities to expand our relationships.

Many of these centers are going to be very anxious and hopeful to get positioned to get access to Nellix when it's released so LEOPARD is a very nice opportunity to gather important clinical evidence and expand relationships with key centers across U.S. so I do think it's a growth initiative and we get to gather this valuable data. And then we did expand the sales force so by the end of this year the sales -- U.S. sales team will be about a hundred, which is 18% bigger than when we started.

Then moving to Europe, next year will really be more of a what I would say a commercial introduction of Nellix. As I said, we've really not even had data until this week so we'll be in a different position there. We'll also roll out VELA and we're -- our sales force will be about 28% bigger as we step in to the new year so I think we're pretty well positioned there.

Latin America, we'll start a limited Nellix introduction probably around the middle of the year. We're still adding clinical team there because we've got dealers, but we need to support with some new clinical resources and we'll introduce VELA so we'll start to get some Nellix sales in Latin America. And then lastly Asia Pacific, as I mentioned earlier the AFX launch in the second half of the year limited Nellix introduction and some of the smaller Asian markets.

So and we got about 15, 20 minutes left, this is just kind of a summary slide, large market, great opportunity. You're familiar with the pipeline. Why don't we just open it up for questions, I'm sure you got questions on data. Joanne?

Joanne Wuensch - BMO Capital Markets - Analyst

Thanks. Joanne Wuensch from BMO Capital Markets. When you guys talk about Nellix, I don't see any reason why anyone would be using anything else. When you think about your practice 2, 3, 4, 5 years from now, what -- would you be using in what percentage of your cases and when you talk with your peers and other physicians, what is their feedback, at what stage do they go, I have to use this, are they waiting for data or are they waiting for more sales people, where is that tipping point? Thank you.

Robert Mitchell - Endologix - President

So I think we could both answer that, but so what we've done essentially is we're recognized the advantages of Nellix primarily in the standard aneurysm anatomy. That is a (inaudible) incidence of any type of endoleak and therefore potentially the issues in terms of not having secondary interventions and ongoing surveillance.

So that our standard in [peroneal] aneurysm anatomy now is Nellix, 95% of it. We assess anatomies and try and find a reason is there any anatomical reason why we can't use Nellix and there was a small group of patients who can't, but not very many at all. So, 95% of our [peroneal] aneurysm treatment now is with Nellix.

Now to encounter -- we opt to see that's a background of a large experience with Nellix to encourage that kind of behavior and other [scientists] analogy of graphical region what they're really wanting I believe the story that they want evidence -- evidences to try them and they can make decision and then of course there is the advanced applications that Matt talked to that where we think this is a good solution [in being a doctor] and in this way we're switching from things and try to prepare to Nellix with the parallel grafts more frequently. Matt?

Matt Thompson - Endologix, Inc. - Consultant

I have a slightly different take on it. We're more comfortable using Nellix in the more challenging anatomy as well. I know that bifurcated grafts (inaudible) have performed badly with (inaudible) intervention right, you know, out of -- out of 5 years and I'm really very comfortable with Nellix in that particular environment because the short-term results have essentially been very good.

I'm probably waiting for a bit more data before I commit to putting Nellix and all of our patients could be on IFU and the reason for that is being (inaudible) on pretty data driven because that's [drummed] in to us from an early age. We have reasonably good and compelling long-term [data thrombotic] gated angiografts in IFU.

The promise of Nellix of course is that if it works as well as the bifurcated graft in and on IFU cases in the long term you will be able to dismantle the surveillance program that cost me a fortune to run it for a year because I have a thousand patients on surveillance getting something like 1500 ultrasound scans per year so the promise there on IFU cases is enormous that I supposed it's less about the absolute clinical results there than this is about removing patients from surveillance and saying to them great news you're cured rather than you need to come back for a scan.

In terms of when the tipping point is you asked, we're going to need a degree of long-term [data from that], but I don't necessarily think that means 5 years of clinical followup because the lessons from the bifurcation experience was that if you look to aneurysm morphology the problems could have been anticipated by looking at the aneurysm shape changes about 2 years prior to clinical so to me I think if we had 18 months to 2 years of morphology data that showed the [iO2] was stable I'll be pretty comfortable.

Stephen Whitman - Oppenheimer - Analyst

Thanks. Stephen Whitman from Oppenheimer. I got 2 questions on Snorkel with Nellix1. John, you talked about clinical work in 15, what does that mean? Will you start a clinical trial in Europe, you know, specifically on that and then for the doctors you talked a little bit about the technique overall in terms of the Snorkel, there've been -- there has been controversy around it, how much is it around for the gutter, how much is it, you know, to top procedure overall if you could talk a little bit about that technique overall. Thanks.

Matt Thompson - Endologix, Inc. - Consultant

Go ahead. Go first.

Robert Mitchell - Endologix - President

Well I guess we can both -- we can both talk about that. I mean I think -- I think what we're seeing with historically obviously the parallel graft strategy was used primarily in geographies that couldn't get a fenestrated with PIV because if they've run [for it] the scattering is going to be a major problem and so in the U.S. of course there was -- this was taken off where fenestrated-EVAR option wasn't available. In fact, the early results was -- were much better than we thought they'd be and it's still not perfect because of the thought on endoleak and guttering, but they are much better than we thought they'd be, but it does involve a very specific skill set to do this.

You're manipulating a long way away from your exit site, upper limb access (inaudible) risks that a -- that a fenestrated option doesn't carry from the groin so we do think that that impact the Nellix Chimney repair or Ch-EVAS, the one bit of term has some real advantages in that in a very limited experience and least theoretically it avoids the risk of guttering and [taut] with an endoleak and we haven't seen this.

So, I think -- I think parallel graft is still a technically challenging procedure and that's why John mentioned that it's important to have from the groin Nellix solution to some of this because that's very appealing for operators to be able to do things from the groin, but certainly it's -- it's an effective solution. Matt?

Matt Thompson - Endologix, Inc. - Consultant

I've not got much more so I don't -- I mean I think technically it can be as straightforward -- if not more straightforward than fenestrated-EVAR because you don't have to get through the fenestration then out through the vessel. You can get it straight in to the vessel.

The big drawback is crossing the arch, but actually, you know, as we learned from our cardiology colleagues they do virtually all of that -- the diagnostics and some intervention from the right [field] that should -- that should get safer.

I think the huge advantage is that you should eliminate those gutter endoleaks and also as important you probably [turn] down the relative motion of the visceral stents against the aortic stent with the Polymer.

Robert Mitchell - Endologix - President

If I can just add one thing so in the -- in the patients that were chimneyed in the registry that Professor Thompson talked about and gave the data on and then their experience outside, all of those were done in patients who are turned down for fenestrated stent grafts. So, you're talking about patients that otherwise didn't have an option and we're seeing very good data so that -- that's encouraging.

Specifically to your question Steve about what are our clinical programs, we're looking at a couple of different options. Honestly, there is -- there is the possibility of doing some physician-led clinical activities next year or a company-sponsored trial and we're looking at both of those right now so I don't have an exact study outlined and a budget for you, but we're going to do something in 15 to gather more prospective data on this.

We have actually a good dataset building already in the registry and for the guys that have been doing it like Matt and Andrew they're -- they're, you know, doing a great job collecting their data so we can pool this data. We can already see pretty clear, you know, somewhere around 50 patients where we've got decent data.

We've got another one question.

Brooks West - Piper Jaffray - Analyst

Hey it's Brooks West of Piper Jaffray. John, I'm looking at the chart that you put up on the current complex market, which it says only 30% penetrated that other 71% the 1.2 billion market potential where are those patients, you know, what's being done to them now? What kind of cases are those? And I've got one followup.

John McDermott - Endologix - Chairman and CEO

Yes. Well I can and I'll ask the physicians to chime in here as well, but this is really primarily what's left of the patients getting treated with open surgical repair and if they're not surgical candidates they're not getting treated at all.

So this percentage is of the percentage of patients diagnosed so one-third of the patients diagnosed to have these neck shorter than 10 and you can see how these are currently being treated. These others are being treated with surgery or no therapy because they're not surgical candidates. Agree with that guys? That's how do you see it.

Matt Thompson - Endologix, Inc. - Consultant

Yes I mean there are some [data on] the turndown right here. We know that is the I would say problem becomes more complex. The non-treatment rate goes up so there's a couple of papers, European papers looking at turndown rates for open surgery and if you have aneurysms involving the renals the turndown rate is about 50%. That rate is also about 50% in 2 years from aortic rupture so these patients do badly if they're untreated and the surgical turndown rates are high because you have to be physiologically robust to withstand that sort of operation.

The more difficult question is what the turndown rate from endovascular surgery because it's quite difficult to define the denominator of patients that are turndown for custom made solution. My guess is it would be 50%.

John McDermott - Endologix - Chairman and CEO

And just one also marked question so one of the things that's happened very recently mostly in the hands of Professor Thompson and now a little bit of a growing experience in Europe is this idea of repairing failed EVAR. There really hasn't been a good solution.

We don't know those numbers OK. That's not represented here. You know we're talking about [deNovo], you know, EVAR implant potential. I'm thinking just back at the envelope there's a million EVARs running around. At some point, they're going to, you know, uncover durability issues or the patient will expire unfortunately, but we haven't even attempted to try to quantify what that represents, but this does seem to be maybe one of the few things we can offer those patients that have a failed EVAR so.

Brooks West - Piper Jaffray - Analyst

So then I had one more if I could. Now I'm looking at your -- the slide, the 2015 growth initiatives and John I'm trying to think about, you know, I think the question on the stock has been your ability to kind of weather the storm in the U.S. while we watch the progression of Nellix [OUS], given everything on this slide how should we think about your ability to, you know, perform at the market call it 3% in North America, should we think about more than that, less than that and then how do we think about the rest of the world?

John McDermott - Endologix - Chairman and CEO

Yes, I'd like -- I'd like for the U.S., I'd like you to think about at that.

Brooks West - Piper Jaffray - Analyst

At the market?

John McDermott - Endologix - Chairman and CEO

At the market. I think that's -- I want to be -- I want to make sure we set appropriate expectations this year and that we deliver. So, I feel like this lineup of activities positioned us well to achieve those numbers so I think that's where that would be the place we like to set out on here.

Would we like to do better? Will we be driving internally to do better? Absolutely, but I think we'll see very good growth outside the U.S. and if we can grow at or slightly above the U.S. market rates then we'll put up a good year.

Brooks West - Piper Jaffray - Analyst

Perfect. Thank you.

John McDermott - Endologix - Chairman and CEO

I would say one other comment about 16 so you're asking about 15, 16 I don't want to ever characterize I got a year in the bag, but I like 16 for a couple of reasons in North America. One is the first full year of AFX3. That's going to be a nice incremental price, not a whole new product, but it's a nice delivery system enhancement, got a good experienced sales team so 16 is a full-year benefit of that plus we'll start to get some prelaunch benefit of Nellix in 16. That will happen as physicians want to get in the queue to be able to get trained. So 16 is a relatively straightforward year in my mind in terms of growth initiatives so OK.

Unidentified Participant

A couple of questions John. Nellix2.0 improves what? Delivery? Procedue? Procedural kind?

John McDermott - Endologix - Chairman and CEO

Mostly delivery system...

Unidentified Participant

Polymer?

John McDermott - Endologix - Chairman and CEO

... related. There's been a series of what I would say fit and finish physician feedback items, you know, improved angio tips, some improvements to the console, it's the ability to exchange a wire, little things that we have learned over are. We've done about 1640, 1650 cases now and based upon the feedback that we've got from the clinicians, these are enhancements. Very limited modifications to the actual implant.

The only thing we've done is secure the Endobag to the bottom of the stent so that it can't slide up, which is important for these patients with these aneurysm of iliacs, but other than that all of the other enhancements are just to the delivery system and the console.

Unidentified Participant

And the EU, OK so now that sales force has the data and you're emphasizing...

John McDermott - Endologix - Chairman and CEO

Yes.

Unidentified Participant

... you know, I don't want to hold you accountable for it, but you've been telling me that the issue of the rate-limiting factor was getting sales people and now you're telling gets data so.

John McDermott - Endologix - Chairman and CEO

No, I'm not saying. I'm - What I'm saying is that we have done pretty well without data.

Unidentified Participant

Yes.

John McDermott - Endologix - Chairman and CEO

OK. That's what I'm saying. I do still think that the rate-limiting issue for us to take more share in Europe is people.

Unidentified Participant

I just thought...

John McDermott - Endologix - Chairman and CEO

We've got a great team, but we need more and so we're recruiting and training and there's a lag time and...

Unidentified Participant

Sure and just last quick one, maybe you said I apologize the LEOPARD 80 centers...

John McDermott - Endologix - Chairman and CEO

Yes.

Unidentified Participant

... how many of those are not currently AFX users or...

John McDermott - Endologix - Chairman and CEO

Yes, it's a good question. We haven't picked them yet is the honest answer. We're going through a process.

We had a meeting today at lunch. It was overbooked, which spilled out into the hallway. There is considerable interest.

I would imagine the majority of participants will have some level of either current or previous experience with AFX. We'll probably have some users, but actually a nice profile of somebody that uses a device, you know, 5% to 10% of the time and we can take that up to 50% of the time instead of, you know, training them from scratch, but we have had interest already expressed from some completely new centers.

Unidentified Participant

Could this repair some relationships that maybe were some hurt feelings from the Nellix trial?

John McDermott - Endologix - Chairman and CEO

Yes that's our expectation. We've got an opportunity now here for the first level 1 comparative trial in EVAR. We can mend some fences with those Nellix investigators that we didn't get to include.

Other questions?

Yes. Go ahead.

Matthew Keeler - Credit Suisse - Analyst

Matt Keeler with Credit Suisse. I have a question for Dr. Holden. This morning you mentioned single device failure in the EVAS Forward Registry and I wonder if you could give us some color on what went wrong.

Andrew Holden - Endologix, Inc. - Consultant

So there were, you know, there were -- there was an open conversion early inside 30 days and the 1 light open conversion that was due to a graft infection so that's due to an aortic infection so that happens in any aortic aneurysm.

The early -- The early what was in fact the device failure, I can go into more detail, but basically that has been mitigated with the design. It's not -- It's not happened. That was early in the cohort and it's not happened since, but there was a -- there was a problem. It was accentuated by that particular case and the problem is being mitigated in the design.

John McDermott - Endologix - Chairman and CEO

Yes, I don't -- I don't mind adding a little detail to that. There's a wire that connects to the catheter that holds the device to the system and in our very, very early experience we had some, although very limited situations where the wire would get stuck and this was that happened and it happened to unfortunately Professor Holden. We made a design enhancement and it hasn't happened since, but that's what that was.

Matthew Keeler - Credit Suisse - Analyst

Thanks.

Andrew Holden - Endologix, Inc. - Consultant

Sure.

John McDermott - Endologix - Chairman and CEO

Yes. Got you. Thanks.

Unidentified Participant

Dr. Holden could you just remind us what the Nellix experience level was for the centers in the registry and that I -- I don't think you showed the slide in this presentation, but earlier today you talked about a handful of acute type ones that you thought were due to inexperience, what is the learning curve look like for this device? How many cases before centers will really become proficient?

Andrew Holden - Endologix, Inc. - Consultant

You know that is a great question here. You know we quite directly showed the 2 slides, one was the endoleak raise up to 1 month and in the persistent endoleaks at 1 month and in terms of the type 1 endoleaks, the endoleaks up to 1 month where in fact there were 5 endoleaks and 3 of them were tough one endoleaks that were treated very early and effectively so that before 1 month they were -- they were gone and one of them spontaneously resulted, has not caused us any problems and one is being persistent. It is fair to say that all of them actually when we look at the (inaudible) that were involved and occurred early in their experience and were likely to be due to [lesions we've learned] about Endobag filling and position of the device relative to the renal arteries and certainly it was early in the experience.

In terms of that learning curve, I think it's fair to say that it is a very straightforward procedure when you're using the device within IFU. Just as I showed you, you can time travel yourself to do that. It's very straightforward.

When you're taking on some of the very challenging anatomies that Matt and I have been doing then there is a longer learning curve in order to do the procedure. To put some numbers around that, I would have thought and, you know, we are -- we are proctoring other colleagues in other hospitals in our geography that we would want to be supporting patients initially let's say 5 to 10 cases with an instruction to be used, but if you're going to start taking on challenging anatomies, you probably needed experience at least around 20 cases.

In terms of the patients of this site, there were a number of sites that would -- that had reasonable experience before entering Global, but there were also a number of sites, I think 35 in total, there were certainly a number of sites who are very early in the experience. That was quite brave in the company to do this and I really think it's full tribute to the performance of the device that, you know, this truly wasn't a learning curve at a number of the centers.

Unidentified Participant

Thanks. That's helpful. And then just in terms of the complex disease, I know both of you were doing complex disease before Nellix, now you're using it as a tool in those cases, has Nellix expanded the range of patients that you feel you can treat endovascularly or for you it's just a better option for patients that you were already doing in some other capacity before?

Andrew Holden - Endologix, Inc. - Consultant

I'll just make one point and then Matt can answer. You said has expanded. It's a group of patients who really don't have a simple EVAR solution including a fenestrated solution because of their anatomy and who have been declined for (inaudible) repair because of the morbidity. Now, we have a solution for them so there is definitely a group of new patients that we use -- we use Nellix on that we didn't do before.

Matt Thompson - Endologix, Inc. - Consultant

I'll make a couple of comments if I may. So firstly about the learning curve, I think when we started doing this there were 2 learning curves so there was a learning curve for the procedure because we're essentially defining what best practice in the procedure looks like and then I think there's your own personal or institutional learning curve and, you know, we were -- we were at the beginning of both and I think having learned the lessons of the procedure itself, I think the institutional learning curve will come down to the sort of numbers Andrew spoke about.

In terms of the complex anatomy in our practice, it is absolutely giving patients an endovascular solution that wasn't applicable to them so governance wise, we were quite careful in our initial approach to only be offering this solution to patients who had a turndown for a custom-made fenestrated solution and we're now getting referrals for those patients from other centers so that's expanding the number of patients that have an endovascular solution.

John McDermott - Endologix - Chairman and CEO

Any other questions? OK. Well fantastic.

We'll be around for a few more minutes if anybody has any one-on-one questions, but thanks very much for coming tonight. I know it's a long evening we appreciate you spending the time and hopefully it's as useful so goodnight.

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